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                                                                    EXHIBIT 4.11

MARKETSHARE RECOVERY, INC.
95 Broadhollow Road (Suite
101) Melville, New York 11747
PH:     (631) 385-0007
FX:     (631) 385-5205
www.marketsharereporter.com
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                              CONSULTING AGREEMENT


This Agreement (the "Agreement") is dated October 29, 2003 and is entered into by and between MARKLAND TECHNOLOGIES (MRKL)), hereinafter referred to as ("CLIENT") and MarketShare Recovery, Inc./ Stuart Siller / George Matin / , hereinafter referred to as ("MSRY").


1. CONDITIONS. This Agreement will not take effect, and MSRY will have no obligation to provide any service whatsoever, unless and until CLIENT returns a signed copy of this Agreement to MSRY (either by mail or facsimile copy). CLIENT shall be truthful with MSRY in regard to any relevant material regarding CLIENT, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.


Upon execution of this Agreement, CLIENT agrees to cooperate with MSRY in carrying out the purposes of this Agreement, keep MSRY informed of any developments of importance pertaining to CLIENT's business and abide by this Agreement in its entirety.


2. SCOPE AND DUTIES. During the term of this Agreement, MSRY will perform the following services for CLIENT:

       2.1 DUTIES TO BE PERFORMED FOR CLIENT


         o Client allowed unparalleled access to active investors and a channel to communicate with new or existing shareholders. We use various channels to reach individual and professional investors worldwide.

         o Editorial Write up (Journalist will interview the CEO of our client firm(s), and do an in-depth article on the firm(s) potential as well as the particular industry's growth potential.

         o Initiate through a introduction independent research coverage, as example, www.stocksontheweb.com

         o Client to be featured on a internet-based talk radio and corporate radio show(s).

         o        Send out company profile(s) to databases.

         o Developing innovative, results-oriented communication campaigns. We work with our clients to build solutions that allow companies to maximize their efforts across all mediums, allowing us to provide each of our clients individually tailored solutions to help them disseminate their messages.


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         o        Assistance in distribution of company news as appropriate and in concert with milestones and newsworthy events to MSRY's press contacts database.

         o Make introductions to professionals in various industries, giving us the ability to be leaders not laggards, to be proactive not reactive. The importance of our relationship building cannot be underestimated, as it represents an intangible value to the many clients who require us to have frequent contact with above.

         o Will help Consult in the areas of: identifying other company(ies) as potential partners for technology development and enhancement.

         o        Will help Consult in the area of business strategy.

         o        Mike Barton will concentrate on

                  A fully dedicated server for 12 months running 24-7.

                  4 press releases per month each to our 10 million financial databases, which will contain 35,000 Media contacts, journalists and editors of major financial publications.

                  We will also supply 4 editorial pieces written by Maria Esposito One every 3 months. Maria will do an extensive interview with the CEO and base her story on the companies strong points and how it fits into their sector. This editorial will be mailed to the entire 10 million subscribers.

                  Maria will also host a live Internet interview with the CEO On Voice America every 3 months. This show gets about 4 million hits per month and is an excellent way to put a personal touch to the companies story. You will also be provided with a link for your site and the show will also be listed in the archives at www.marketsharereporter.com. The archives receive an additional 2 million hits per month.

                  We will also provide a fax blast to 40,000 subscribers consisting of Institutions, Market makers and Retail investors. These blasts will be every 2 weeks and we will send a press release of your choice.

                  We feel this campaign can help your company reach a large number of investors and give them a chance to get to know your companies story and build a history of trust.

                  o As we all know in today's financial climate you really need to keep the investor informed and allow them the time they need to make an educated judgment on your company.

George Patin will concentrate on:

1-EXPLORE ROLLUPS AND ACQUISITIONS FOR MRKL GLOBALLY.

2-ARRANGE FUNDING SOURCES EITHER THROUGH OUR OWN SOURCES OR AFFILIATE SOURCES.

3-ASSIST IN CREATING ADDITIONAL REVENUES FOR MRKL BY WAY OF JVs OR SYNERGIES HERE AND ABROAD.

4-HELPING WITH MARKET DEVELOPEMENT and Exposure.



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b-NEWS LETTER AND RESEARCH WRITERS (RW) THE STREET.COM & OTHERS.

c-INTRODUCTION TO INSTITUTIONS FOR LIQUIDITY, OF COURSE SUBJECT TO COMPLETE DD

d-ASSISTING WITH MMs

4-INTRODUCING MRKL TO TOP NOTCH IB, LAW AND ACCOUNTING FIRMS.

5-ARRANGING DEBT INSTRUMENTS, STOCKLOANS, ASSET PURCHASES, ETC, OR OTHER INSTRUMENTS AS TO BE MUTUALLY AGREED TO.


2.2 ADVICE AND COUNSEL. MSRY will provide advice and counsel regarding CLIENT's strategic business and financial plans, strategy and negotiations with potential lenders/investors, joint venture, corporate partners and others involving financial and financially-related transactions.

2.3 INTRODUCTIONS TO THE INVESTMENT COMMUNITY. MSRY has a familiarity or association with numerous funding sources across the country and will enable contact between CLIENT and/or CLIENT's affiliate to facilitate business transactions among them. MSRY shall use its contacts in the community to assist CLIENT in establishing relationships, as the CLIENT may warrant.

2.4 CLIENT AND/OR CLIENT'S AFFILIATE TRANSACTION DUE DILIGENCE. MSRY will assist in due diligenece phases as requested.

2.5 ADDITIONAL DUTIES. CLIENT and MSRY shall mutually agree upon any additional duties that MSR may provide for compensation paid or payable by CLIENT under this Agreement. Although there is no requirement to do so, such additional agreement(s) may be attached hereto or in the future.

2.6 STANDARD OF PERFORMANCE. MSRY shall devote such time and efforts to the affairs of the CLIENT as is reasonably necessary to render the services contemplated by this Agreement. MSR is not responsible for the performance of any services, which may be rendered hereunder if the CLIENT fails to provide the requested information in writing prior thereto. The services of MSRY shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. MSRY cannot guarantee results on behalf of CLIENT, but shall use commercially reasonable efforts in providing the services listed above. If an interest is expressed in satisfying all or part of CLIENT's financial needs, MSRY shall notify CLIENT and advise it as to the source of such interest and any terms and conditions of such interest. MSRY will in no way act as a "broker-dealer" under state securities laws. Because all final decisions pertaining to any particular investment are to be made by CLIENT, CLIENT may be required to communicate directly with potential funding sources.

3. COMPENSATION TO MSRY. CLIENT will pay for services described herein.

         1. Within five (5) days of the signing of this agreement, the client will pay the following in lieu of $ 250,000 cash. Client will pay


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                  value based on the closing bid price at date of signing. The distribution is as follows: 60% to MarketShare Recovery, 30% to Stuart Siller, and 10% to George Matin. Certificates (restricted 144 stock) to be endorced as such above, and to be freely tradable in one (1) year. Please forward the Certificates to MarketShare Recovery Inc., 95 Broadhollow Road, Suite 101, Melville, New York, 11747, Att: Stuart Siller., and Stuart Siller will distribute to parties accordingly.


3.2 FEES FOR DIRECT INVESTMENT, MERGER/ACQUISITION. In the event that Stuart Siller / MSRY, on a non-exclusive basis, introduces CLIENT or a CLIENT affiliate to any third party funding source(s), underwriter(s), merger partner(s) or joint venture(s) who then enters into a funding, underwriting, merger, joint venture or similar agreement with CLIENT or CLIENT's affiliate, CLIENT hereby agrees to pay Stuart Siller / George Matin consultant fees, to be agreed upon. Consultant fees are deemed earned and shall be due and payable at the first close of the transaction, however, in certain circumstances when payment of consultant fees at closing is not possible, within 24 hours after CLIENT has received the proceeds of such investment shall payment occur. This provision shall survive this Agreement for a period of one year after termination or expiration of this Agreement. In other words, the consultant fee shall be deemed earned and due and payable for any funding, underwriting, merger, joint venture or similar transaction which first closes within a year of the termination or expiration of this Agreement as a result of an introduction as set forth above.

     A. DIRECT INVESTMENT. For a direct investment or loan made to CLIENT by a third party investor / lender either introduced to CLIENT by Stuart Siller / George Matin / STOCKSONTHEWEB / RESEARCH WORKS / Bill Ritger or which contacted CLIENT directly as a result of MSRY's efforts, CLIENT shall pay Stuart Siller / George Patin a introduction fee of 8% of total investment or loan amount received by CLIENT from the third party investor / lender. If Stock is used for a hypothecation [EXCLUDING 144 STOCK LOAN], Stuart Siller / George Patin shall be entitled to 10% of the total stock used for the loan. These fees are not intended to be cumulative and are to be considered separate for individual transactions.


4.       TERM. TERM OF AGREEMENT twelve (12) months. .

5. NON CIRCUMVENTION. In and for valuable consideration, CLIENT hereby agrees that MSRY may introduce (whether by written, oral, data, or other form of communication) CLIENT to one or more opportunities, including, without limitation, existing or potential investors, lenders, borrowers, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an ""Opportunity"" or "Opportunities""). CLIENT further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of MSRY, and shall be treated as confidential information by CLIENT, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. CLIENT shall not use such information, except in the context of any arrangement with MSRY in which MSRY is directly and actively involved, and never


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         without MSRY's prior written approval. CLIENT further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though MSR, without the prior written approval of MSRY. MSRY is relying on CLIENT's assent to these terms and their intent to be bound by the terms by evidence of their signature. Without CLIENT's signed assent to these terms, MSRY would not introduce any Opportunity or disclose any confidential information to CLIENT as herein described.

6. ARBITRATION. The parties herein agree to arbitrate any dispute pursuant to the guidelines set forth by the American Arbitration Association.
         NOTE: IF ANY PARTY SHALL INSTITUTUTE ANY COURT PROCEEDING IN AN EFFORT TO RESIST ARBITRATION AND BE UNSUCCESSFUL IN RESISTING ARBITRATION OR SHALL UNSUCCESSFULLY CONTEST THE JURISDICTION OF ANY ARBITRATION FORUM, OVER ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER FROM THE LOSING PARTY ITS LEGAL FEES AND ANY OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH LEGAL PROCEEDING OR ITS EFFORTS TO ENFORCE ITS RIGHTS TO ARBITRATION AS PROVIDED FOR HEREIN.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


STUART SILLER

BY: /s/ Stuart Siller                        DATED:
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Stuart Siller


CLIENT:
MARKLAND TECHNOLOGIES (MRKL)

By:                                          DATED:
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    Signature
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